SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
PRUDENTIAL FINANCIAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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From:	Susan Blount Vice President, Secretary and Corporate Counsel Law Department

We have reached a milestone for Prudential Financial as a public company. We have begun mailing our 2001 Annual Report and our first Proxy Statement to shareholders. Because many Prudential Financial employees are shareholders, I want to bring your attention to this package.

Purpose of Mailing

During the next two weeks, more than 4.7 million shareholders will receive proxy packages from Prudential Financial. The Proxy Statement asks shareholders to vote on two actions:

  •
  The election of five members to our Board of Directors;
  •
  The ratification of the appointment of the company's independent auditors, PricewaterhouseCoopers LLP.

The Board of Directors has recommended a vote "for" both proposals.

We Need Your Vote

I urge those of you who are shareholders to participate. Your vote is important. To make voting easier, we are offering the option of voting by mail, telephone or the Internet, as we did when we asked policyholders to vote on our Plan of Reorganization. In addition to being very convenient, online and telephone voting help reduce the cost to the company for the return mailing of our voting cards.

Some Employees Will Receive More Than One Proxy Statement

Some of you will receive more than one copy of our Proxy Statement because you participate in the Prudential Employee Savings Plan, received stock as a result of demutualization or have purchased it through a broker. Please make sure to vote all of your shares.

As in past years, we will mail a copy of the Annual Report to each of you at home, so you and your families can see the company's accomplishments during 2001.

Thank you for your continued support and participation.